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                                                                    Exhibit 99.1

[LOGO] TREX

  FOR IMMEDIATE RELEASE      Contact:    William Walkowiak, CFA
                                         Lippert/Heilshorn & Associates
                                         212-838-3777

                                         Maureen Murray/Trex PR
                                         973-993-1570


                Trex Company Marketing Head Announces Retirement

WINCHESTER, Va. - Oct. 7, 2002 -- Andrew U. Ferrari, Executive Vice President of Marketing and Business Development for Trex Company, Inc. (NYSE: TWP), has announced his intention to retire from the company early next year. Until that time, he will be assisting with the orderly transition to a new marketing officer. Mr. Ferrari will continue to serve on the company's board of directors.

     "Andy Ferrari has been one of the leaders of our business since it's inception when we were part of the Mobil Chemical Company," said President and CEO Robert Matheny. "It was his vision that shaped our strategy to create a brand in what had always been a commodity business. From this vision came the name Trex(R), and numerous other major contributions over the last ten years. He has worked tirelessly to lead the conversion from wood to Trex Wood Polymer(R) lumber in the decking and outdoor products markets."

     The company's fundamental strategy has been to build a brand in a $2.5 billion commodity decking market. Mr. Ferrari targeted the contractor-installed market segment, which represents approximately 60% to 70% of the decks built in the United States. To make Trex decking and railing products more readily available to the contractor, he guided the growth of the company's sales effort from a few distributors ten years ago to a national network of 95 Trex distributors and more than 3,000 retail dealers.

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     Mr. Ferrari also developed a highly effective and well-recognized advertising program for the Trex Brand. In 2002, the Trex Company received the Effie Award in the Building, Industrial and Agricultural Category for the second consecutive year. A panel of more than 500 advertising industry leaders selected winners based on a campaign's demonstrated success in the marketplace. This year the Trex Company also won the Golden Hammer Communications Award for the second year in a row. This award, sponsored for the past 18 years by Home Channel News and ProDealer Magazines, recognizes excellence in the area of "Home Improvement & Building Materials Communication," and is judged on how well a company has met its marketing goals.

     "I personally will miss his creative genius, and dedication as a partner in building this business," continued Mr. Matheny. "However, I have also seen Andy's high level of dedication to a number of worthy causes outside of the business. He has shared with me his desire to direct his energy and skills to such causes in his retirement, and I hope these endeavors prove to be fruitful and rewarding. All of us at Trex Company wish Andy and his family a long, happy, and healthy future."

Trex Company is the nation's largest manufacturer of alternative decking, which is marketed under the brand name Trex(R). Trex Wood Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through 95 wholesale distribution locations, which in turn sell Trex decking to more than 3,000 independent contractor-oriented retailer lumberyards in the U.
S. and Canada. Trex(R) decking, Trex Wood Polymer and Trex (stylized) are trademarks of Trex Company, Inc., Winchester, Virginia.

For a Trex decking dealer near you, call 1-800-BUY-TREX (289-8739) or for dealers and product details, visit www.trex.com.

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